Exhibit 1

SETTLEMENT AGREEMENT

This settlement agreement is made as of September 23, 2024 (the “Agreement”) by and between Bitfarms Ltd. (“Bitfarms” or the “Company”) and Riot Platforms, Inc. (“Riot”), who have each agreed to be bound by this Agreement (together, the “Parties” and each a “Party”).

WHEREAS Riot has requisitioned a special meeting of holders of common shares (the “Shareholders”) in the capital of the Company (the “Common Shares”) for the purpose of replacing certain directors of the Company (the “Requisition”) with its nominees, and the Company has in response thereto scheduled a special meeting of the Shareholders to be held on November 6, 2024 (the “Requisitioned Meeting”);

AND WHEREAS the Parties wish to fully resolve the Requisition;

AND WHEREAS it is agreed that Riot, as a significant Shareholder, should be entitled to nominate a properly qualified individual to be elected to the board of directors of Bitfarms (the “Board”), subject to the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the Parties hereto agree as follows:

1.	AUTHORITY; REPRESENTATIONS AND WARRANTIES

1.1           Riot represents and warrants that it owns, has the exclusive right to exercise control or direction over, or has the exclusive right to direct to vote 90,110,912 Common Shares, and that it does not currently have any interest in any other securities of the Company, including any swaps or hedging transactions or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Shares, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement; and, for purposes of this Agreement, “Subject Securities” means Common Shares and any other securities of the Company entitled to vote for the election of directors of the Company from time to time owned legally or beneficially, either directly or indirectly, by Riot or over which Riot, directly or indirectly, exercises control or direction in respect of voting or over which it otherwise has the authority to vote. For purposes of this Agreement, Riot shall be considered to have beneficial ownership of, or beneficially own, a security if it is the beneficial owner of a security convertible into the said security or has a right or obligation permitting or requiring the person, whether or not on conditions, to acquire beneficial ownership of the said security by a single transaction or a series of linked transactions. For purposes of this Agreement, “person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.

1.2           Riot has not (directly or indirectly) previously granted or agreed to grant to any person any power of attorney or attorney in fact, proxy or other right to vote in respect of any of the Subject Securities or entered into with any person any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of the Shareholders or give consents or approvals of any kind with respect to the Subject Securities. Neither Riot nor any of its affiliates and associates has formed or become part of, or has any present intent to form or become part of, a “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act (as defined below)) with any other person in relation to the Company or the Common Shares.

1.3           Riot has not, and it will not, directly or indirectly, compensate or agree to compensate the Riot Nominee (as defined below) for his or her service as a director of the Company with any cash, cryptocurrency or other form of digital assets, securities (including, without limitation, any rights or options convertible into or exercisable for or exchangeable into securities or any profit-sharing agreement or arrangement) or any other form of compensation.

1.4           The Company represents and warrants to Riot that Andrés Finkielsztain has tendered his resignation from the Board on or prior to the date hereof and that the Board has accepted such resignation, such that a vacancy on the Board currently exists.

1.5           Each Party represents and warrants to the other Party (and acknowledges that the other Party is relying upon such representations and warranties) that:

(a)	this Agreement has been duly executed and delivered by it and, assuming the due execution and delivery of this Agreement by the other Party, this Agreement constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity;

(b)	it has the necessary legal capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

(c)	neither the execution and delivery of this Agreement by it nor the performance by it of its obligations hereunder will:

(i)	result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any of the terms, conditions or provisions of any agreement to which it is a party or by which it (or, in the case of Riot, the Subject Securities) may be bound, which breach or default could reasonably be expected to have a material adverse effect on its ability to comply with its obligations under this Agreement; or

(ii)	violate or conflict with (A) its organizational documents or (B) any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to it or any of its properties or assets, including, in the case of Riot, the Subject Securities.

2.	RIOT NOMINEE

2.1	(a) The Board shall immediately appoint Amy Freedman (the “Riot Nominee”) to the Board.

(b)	The Riot Nominee shall be appointed to (i) the Governance and Nominating Committee of the Board, (ii) the Compensation Committee of the Board and (iii) each “special committee” of independent directors of the Board that is currently constituted or may be constituted from time to time provided that the Riot Nominee shall be independent for purposes of the mandate of the “special committee”. For the avoidance of doubt, the Board has determined that Amy Freedman is independent of both Bitfarms and Riot.

(c)	Promptly following the appointment of the Riot Nominee, the Board shall, as promptly as reasonably practicable (and in any event prior to the mailing of the Company’s circular for the Requisitioned Meeting), nominate a new member to the Board (the “New Director”) for election to the Board at the Requisitioned Meeting, which nomination shall have been approved by the Board.

2.2           Subject to Section 2.1 and Section 3, the Company shall take any and all commercially reasonable steps so that, following the conclusion of the Requisitioned Meeting and during the Term (as defined below), the Board shall be comprised of, and only of, Ben Gagnon, Edith Hofmeister, Brian Howlett, Fanny Philip, the Riot Nominee and the New Director (the “New Board”). In this regard, subject to Section 3, in respect of any meeting of Shareholders at which directors are to be elected, the Company shall take all actions necessary and advisable to ensure that (a) proxies are solicited by or on behalf of the Company in favour of the election of the members of the New Board and (b) the members of the New Board are endorsed and recommended in the applicable management information circular and other proxy solicitation materials provided by or on behalf of the Company to Shareholders.

3.	REQUISITIONED MEETING AND ELECTION OF DIRECTORS

3.1           The Requisitioned Meeting shall be held on November 6, 2024 (or such later date as agreed to by the Board but in any event not later than November 20, 2024) and the record date for such meeting shall continue to be September 26, 2024, unless otherwise mutually agreed in writing by Riot and Bitfarms. Nevertheless, Riot agrees that automatically and without any additional action by the Company, upon the execution of this Agreement, it will be deemed to have irrevocably withdrawn the Requisition and its various requests for Shareholder and securityholder lists and non-objecting beneficial owner lists.

3.2           The Requisitioned Meeting shall be called solely for the purpose of considering and voting on resolutions approving the following matters (collectively, the “Resolutions”):

(a)	setting the number of directors at six (6);

(b)	electing the New Director to the Board; and

(c)	ratifying and approving the Company’s shareholder rights plan adopted by the Company on July 24, 2024 (the “Rights Plan”).

3.3           At the Requisitioned Meeting, Riot shall vote (or cause to be voted) the Subject Securities in favour of each of the Resolutions. Furthermore, Riot hereby covenants and agrees that at any meeting of the Shareholders at which directors are to be elected, if the directors/nominees proposed by the Board to be elected includes the Riot Nominee, it shall cause the Subject Securities to be counted as present for purposes of establishing quorum and vote (or cause to be voted) such Subject Securities in favour of the election of each member of the New Board or his or her replacement as determined in accordance with this Agreement.

3.4           During the Term, the Board shall be comprised of not more than six (6) members.

3.5           In the event that the Riot Nominee ceases to hold office as a director of the Company for any reason, Riot shall be entitled to nominate an individual to replace the Riot Nominee and any such individual so nominated shall for all purposes herein be a Riot Nominee; provided, however, that in no circumstances shall a Riot Nominee be a person who (a) fails to meet the requirements of applicable corporate, securities and other laws and the rules of the Toronto Stock Exchange and The Nasdaq Stock Market (collectively, the “Exchanges”) or (b) is not “independent” of either Riot or the Company for the purposes of: (i) National Instrument 52-110 – Audit Committees, (ii) the rules of the Exchanges and (iii) Rule 10A-3 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) (clauses (a) and (b), collectively, the “Director Qualifications”). In addition, each Riot Nominee shall agree to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including, without limitation, the Company’s code of business conduct and ethics, disclosure and confidentiality policy and securities trading policy (the “Company Policies”).

3.6           In the event that any of the members of the New Board, other than the Riot Nominee, ceases to hold office as a director of the Company for any reason, the other members of the Board (including the Riot Nominee) shall be entitled to nominate, by a majority vote, an individual to replace such nominee and any such individual so nominated shall for all purposes herein be a member of the New Board.

3.7           Neither the Board nor the Company will be entitled to remove the Riot Nominee from the Board unless the Riot Nominee was previously removed by a resolution of the Shareholders of the Company, was not elected by the Shareholders of the Company in accordance with the Company’s majority voting policy, is otherwise ineligible under applicable law to serve as a director, does not comply with the Company Policies, or does not meet the Director Qualifications.

3.8           The Company covenants and agrees that (a) the Riot Nominee nominated or appointed pursuant to this Agreement shall be covered by the Company’s existing directors’ and officers’ insurance policy (as amended from time to time) to the same degree, and subject to the same conditions, that any other member of the Board is covered by and subject to, and (b) it shall enter into an indemnity agreement with the Riot Nominee in substantially the same form and containing substantially the same terms as those agreements the Company has entered into with any other member of the Board.

4.	CONFIDENTIALITY

Riot acknowledges that, once appointed to the Board, a Riot Nominee shall owe a fiduciary duty and duty of loyalty to the Company, which includes a duty of confidentiality to the Company (collectively, “Duties”). No Company Policies, as currently in effect or as may be amended or adopted, shall in any way inhibit any Board member (including the Riot Nominee) from engaging in dialogue with Riot, its affiliates or its and their representatives so long as such Board member complies with his or her Duties and the Company Policies. In addition, the Parties acknowledge and agree that (i) Riot, its affiliates or its and their representatives may communicate privately with any of the Company’s directors, officers or advisors, so long as such private communications (x) would not reasonably be expected to require any public disclosure thereof by the Company, Riot or such persons and (y) have complied with Section 6, and (ii) such persons may engage in discussions with Riot, its affiliates or its and their representatives subject to, and in accordance with, the terms of their Duties and the Company Policies.

5.	PRE-EMPTIVE RIGHT

5.1           In connection with the issuance of Equity Securities (as defined below) for cash consideration (the “Issuance”), and provided Riot beneficially owns at least fifteen percent (15%) of the then issued and outstanding Common Shares, Riot shall have the right to purchase all or a portion of its Pro Rata Share (as defined below) of all Equity Securities, other than the Equity Securities excluded by Section 5.4, that the Company may, from time to time, propose to sell and issue (the “Offered Securities”). Unless otherwise agreed to by Riot and the Company in writing, such purchase shall be made by way of private placement (a “Pre-Emptive Right Closing”). For purposes of this Section 5, the “Pro Rata Share” is equal to the ratio of (i) the number of Common Shares held by Riot (assuming the conversion of any Equity Securities held by Riot that are convertible into Common Shares and otherwise on a non-diluted basis) immediately prior to the Issuance to (ii) the aggregate of all Common Shares issued and outstanding immediately prior to the Issuance (assuming the conversion of any Equity Securities held by Riot that are convertible into Common Shares and otherwise on a non-diluted basis). The term “Equity Securities” shall mean (A) Common Shares, (B) any security (including debt instruments) convertible, with or without consideration and whether or not on contingency or otherwise, into any Common Shares (including any option to purchase such a convertible security), (C) any security carrying any warrant or right to subscribe for or purchase any Common Shares and (D) any such warrant or right. For purposes of calculating whether Riot beneficially owns at least fifteen percent (15%) of the then issued and outstanding Common Shares pursuant to this Section 5.1, Riot shall be deemed to not own such Common Shares represented by any agreement reached to reduce Riot’s economic or voting exposure to Common Shares.

5.2           If the Company proposes to sell and issue any Offered Securities, it shall, as soon as reasonably practicable after the public announcement of the proposed sale of the Offered Securities, but in any event at least ten (10) business days prior to the expected completion date of the Issuance (or in the case of a Bought Deal (as defined below), then as soon as reasonably practicable after the Company is seriously considering such a Bought Deal offering or is in advanced discussions with underwriter(s) in connection thereto, but in any event at least five (5) business days prior to the expected completion date of the Issuance ), give Riot a written notice of such intention describing the Offered Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Riot shall have five (5) days from the receipt of any such written notice to agree to purchase all or a portion of its Pro Rata Share of the Offered Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased; provided that if the Company provides a written notice with respect to a Bought Deal, Riot shall have such time as is reasonably practicable in the circumstances having regard to the time provided to the Company to determine to accept such Bought Deal but in no case less than two (2) business days from the time the Company advises Riot that the Company is intending to proceed with such a Bought Deal, together with the price range within which the Company is prepared to undertake such Bought Deal. Notwithstanding the foregoing, if the Company is not able to comply with, or it would be commercially impracticable to comply with, the time periods above prior to the closing of an Issuance, the Company shall comply with its obligations to Riot under this Section 5.2 as promptly as reasonably practicable following the closing of such Issuance. For purposes of this Section 5.2, “Bought Deal” means a fully underwritten offering on a bought deal basis pursuant to which an underwriter has committed to purchase securities of the Company pursuant to a “bought deal” letter prior to the filing of a prospectus.

5.3           If Riot fails to exercise in full its pre-emptive rights as set forth in this Section 5, Riot shall be deemed to have not exercised such right, which right shall be deemed to have expired. The obligation of the Company to consummate the sale of Offered Securities to Riot under this Section 5 is subject to the fulfilment, prior to or at the closing of such sale, of each of the following conditions, any of which may be waived by the Company in writing:

(a)	there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction which prohibits the consummation of the sale of Offered Securities to Riot under this Section 5 nor shall there be any investigation or proceeding pending before any court or governmental authority seeking to prohibit the consummation of the sale of Offered Securities to Riot under this Section 5 (excluding any action by the Company or its affiliates that is inconsistent with the purpose of this Section 5);

(b)	no applicable law shall have been enacted by any governmental authority which prohibits the consummation of the sale of Offered Securities to Riot under this Section 5 or makes such consummation illegal;

(c)	the closing of the issue and sale of the Offered Securities to any person other than Riot (if applicable) shall have occurred prior to, or shall occur concurrently with, the Pre-Emptive Right Closing;

(d)	Riot shall execute such agreements in a form satisfactory to the Company, acting reasonably, as are legally required in the circumstances to document the exercise of the rights hereunder, which, for greater certainty, shall include confirmation that Riot is eligible to purchase the relevant securities pursuant to an exemption from applicable prospectus or registration requirements;

(e)           approval of the Shareholders shall not be required; and

(f)	any stock exchange upon which the Common Shares are then listed, any securities regulator and any other governmental authority having jurisdiction and whose approval is required, shall have approved the issue and sale of the Offered Securities to Riot.

5.4           The pre-emptive rights established by this Section 5 shall not apply in respect of the issuance of Equity Securities in any of the following circumstances:

(a)	securities issued under the Rights Plan if Riot or any of its affiliates is an “Acquiring Person” (as such term is defined in the Rights Plan);

(b)	Equity Securities issued in connection with bona fide bank debt or non-equity interim financing transactions with commercial bank lenders to the Company;

(c)	Equity Securities issued, directly or indirectly, as consideration to a person who is at arm’s-length to the Company in a joint venture, merger, consolidation, acquisition or similar business combination (and if the Equity Securities are issued to securityholders of a reporting issuer or other public company in connection with such a business combination, such securityholders will be deemed to be arm’s length for the purpose of this clause if such public company is arm’s length to the Company), including, for greater certainty, the Equity Securities to be issued in connection with the acquisition of Stronghold Digital Mining, Inc. by the Company;

(d)	Equity Securities issued to managers, officers, directors and employees of the Company or any of its subsidiaries in accordance with the terms of an employee or management incentive plan approved by the Board or Common Shares issued pursuant to the exercise or settlement of such securities;

(e)	Equity Securities issued upon the conversion, exchange or the exercise of any then outstanding convertible, exchangeable or derivative Equity Securities so long as the applicable convertible, exchangeable or derivative Equity Security was issued in compliance with this Section 5 or prior to the date hereof;

(f)	Equity Securities issued in connection with an at-the-market offering of the Company;

(g)	Equity Securities of a subsidiary of the Company issued to the Company;

(h)	Equity Securities issued on a pro rata basis to all holders of a class of Equity Securities in connection with any reclassification, recapitalization, distribution or similar event with respect to any equity interests in the Company;

(i)	Equity Securities issued pursuant to a rights offering that is open to all Shareholders, including Riot; and

(j)	Equity Securities issued on a pro rata basis to all of a class of Equity Securities as a dividend or other distribution on equity interests in the Company or equity interests in the Company resulting from any subdivision or combination of equity interests in the Company so excluded or on all equity interests in the Company then outstanding.

5.5           Except as otherwise specifically provided in this Section 5, each of Riot and the Company shall bear its own expenses incurred in connection with this Section 5 and in connection with all obligations required to be performed by each of them under this Section 5. To the extent that Riot has properly exercised its pre-emptive right under Section 5.2, subject to Sections 5.3, 5.4 and 5.6, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the sale of Offered Securities to Riot under this Section 5, including obtaining any governmental, regulatory, Exchange or other consents, transfers, orders, qualifications, waivers, authorizations, exemptions and approvals, providing all notices and making all registrations, filings and applications necessary or desirable for the consummation of the sale of Offered Securities to Riot under this Section 5, and shall keep Riot fully informed and, to the extent permitted by law and applicable governmental authorities, allow Riot to participate in any communications with such governmental authorities regarding the exercise of Riot’s rights hereunder.

5.6           Notwithstanding the foregoing, the rights of Riot pursuant to this Section 5 shall terminate automatically if there is any material breach of this Agreement by Riot (including, without limitation, a failure to comply with the restrictions under Section 6) or if such breach is curable, upon five (5) days’ written notice by the Company to Riot if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time of the breach if the breach is not curable, or if curable when such notice is given or prior to the end of the notice period.

6.	STANDSTILL

Riot agrees that, during the Term, it will not, and it will direct its affiliates and its and their respective representatives acting on its and their behalf not to, directly or indirectly:

(a)	without the approval of the Board, acquire or agree to acquire, or make any proposal or offer to acquire, directly or indirectly or in any manner whatsoever, any securities of the Company or any of its affiliates if as a result thereof it would beneficially own or exercise control or direction over 20% or more of the outstanding Common Shares, or take any steps or action that would lead to it becoming an Acquiring Person (as such term is defined in the Rights Plan), other than for the sole purpose of or in connection with making a take-over bid that is not exempt from the provisions of National Instrument 62-104 – Take-over Bids and Issuer Bids pursuant to Part 4 thereof or otherwise (such a take-over bid made by Riot or an affiliate thereof is referred to herein as a “Formal Bid”);

(b)	acquire or dispose, or agree to acquire or dispose, of any related financial instrument (as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions) of the Company or any of its affiliates, or relating to any Common Shares, other than for the purposes of reducing Riot’s economic or voting exposure to the Subject Securities;

(c)	deposit any Subject Securities in any voting trust or subject any such securities to any arrangement or agreement with respect to the voting of any such shares, other than for the purposes of reducing Riot’s economic or voting exposure to the Subject Securities;

(d)	vote any Subject Securities in a manner inconsistent with the provisions of this Agreement;

(e)	either alone or with any other Shareholders, requisition a meeting of the Shareholders or put forward a shareholder proposal for the purpose of replacing or removing any director of the Company or otherwise altering the composition of the Board (including through any “withhold” or similar campaign) or for any other purpose inconsistent with the provisions of this Agreement;

(f)	make or in any way participate in any solicitation of proxies to vote, or seek to advise or influence any other person with respect to the voting of, any securities of the Company inconsistent with the provisions of this Agreement;

(g)	otherwise act alone or in concert with others to seek to control the management, Board or corporate policies of the Company or alter the corporate or governance structure of the Board or the Company, except as expressly permitted under this Agreement;

(h)	solicit, initiate or engage in any discussions or negotiations regarding, or enter into any agreement, commitment or understanding regarding, or otherwise act jointly or in concert with any person in order to propose or effect, any take-over bid, tender or exchange offer, amalgamation, merger, arrangement or other business combination involving the Company or any of its affiliates or any other acquisition of securities or assets of the Company or any of its affiliates, other than for the sole purpose of Riot making a Formal Bid;

(i)	institute, solicit or join as a party any litigation, arbitration, complaint or other proceeding against or involving the Company or any of its affiliates or any of its or their respective current or former directors or officers (including derivative actions), other than in connection with a Formal Bid, to enforce its rights under this Agreement or in direct response to any litigation, arbitration, complaint or other proceeding threatened or initiated by the Company or any of its affiliates or any of its or their respective current or former directors or officers;

(j)	make any public disclosure of any consideration, desire, intention, plan or arrangement in connection with any of the foregoing, other than in connection with a Formal Bid; or

(k)	enter into any arrangement, agreement or understanding (whether written or oral) with, or advise, assist, encourage or negotiate with, any other person to do any of the foregoing, including, without limitation, by providing financing for such purpose, or otherwise take or cause to be taken any action inconsistent with any provision of this Section 6;

provided, that the restrictions in this Section 6 shall terminate automatically upon the earliest of the following: (i) any material breach of this Agreement by the Company (including, without limitation, a failure to appoint the Riot Nominee in accordance with Section 2.1, a failure to appoint a replacement Riot Nominee in accordance with Section 3.5, or a failure to issue the Press Release (as defined below) in accordance with Section 8) upon five (5) days’ written notice by Riot to the Company if such breach has not been cured within such notice period, provided that Riot is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (ii) the Company’s entry into a definitive written agreement with respect to any take-over bid, arrangement, amalgamation, merger, consolidation, acquisition, sale of all or substantially all assets, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) that, if consummated, would result in the acquisition by any person or group of persons of more than 50% of the Common Shares or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company (each, an “Extraordinary Transaction”); and (iii) the commencement of any take-over bid (by any person or group other than Riot and its affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Common Shares of the Company, where the Board does not recommend that the Shareholders reject such take-over bid (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication in response to the commencement of any take-over bid). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 6) will prohibit or restrict Riot, its affiliates or its and their representatives from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a third party, (B) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any such person), (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (D) providing its views privately to the Company in accordance with Section 4, including making any confidential proposal to the Board that would not reasonably be expected to be required to be made public by either Riot or the Company or (E) voting, or soliciting votes, against any Extraordinary Transaction.

7.	TERM

This Agreement is effective on the date hereof and shall terminate on the earlier of: (i) one business day following the conclusion of the annual meeting of Shareholders held in 2026 and (ii) June 1, 2026 (the “Term”). Notwithstanding the foregoing or any other provision herein, both parties agree that no provisions of this Agreement shall be enforceable during such period of the Term that Riot ceases to own legally or beneficially, directly or indirectly, at least 7.5% of the issued and outstanding Common Shares (it being understood that, for the avoidance of doubt, if and when the Common Shares legally or beneficially, directly or indirectly, owned by Riot increase to 7.5% or more of the issued and outstanding Common Shares, this Agreement shall continue to be enforceable during the Term).

8.	PRESS RELEASE

Immediately following execution of this Agreement, a joint press release (the “Press Release”), in the form attached hereto as Schedule “A”, shall be issued by the Company and Riot announcing the matters set forth herein. Neither Party nor its directors or officers shall (a) make any public statements (including in any filing with securities regulators or any other regulatory or governmental agency, including an Exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release or (b) except as required by law or the rules of any Exchange (in which case such Party must provide written notice (to the extent legally permissible) to the other at least two business days prior to making any such statement or disclosure required under securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 8, and reasonably consider any comments of such other Party), issue or cause the publication of any press release or other public announcement with respect to the matters that are the subject of this Agreement, without the prior written consent of the Company and Riot. The signatories hereto acknowledge that a copy of this Agreement may be filed on SEDAR+ and EDGAR.

9.	MUTUAL NON-DISPARAGEMENT

9.1           During the Term, the Company and Riot shall each refrain from making, and shall cause their respective affiliates and its and their respective directors, officers and employees not to make or cause to be made any statement or announcement including in any document or report filed with or furnished to securities regulatory authorities, an Exchange or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by Riot: the Company or any of its affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, partners, directors or employees, and (b) in the case of statements or announcements by the Company: Riot and its advisors, their respective employees or any person who has served as an employee of Riot and its advisors. For greater certainty, prior to or contemporaneously with the execution of this Agreement, Riot shall shut down the website at http://www.abetterbitfarms.com/, and Riot shall not restore such website during the Term.

9.2           Notwithstanding the foregoing, nothing in this Section 9 or elsewhere in this Agreement shall prohibit Riot or the Company from (a) complying with any subpoena or other legal process or responding to a request for information from any governmental authority with jurisdiction over such person (so long as such process or request was not initiated by Riot or the Company, as applicable, on or after the date hereof) or (b) making any statement or disclosure required under securities laws or other applicable laws; provided that such Party must provide written notice (to the extent legally permissible) to the other at least one (1) business day prior to making any such statement or disclosure required under securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 9, and reasonably consider any comments of such other Party.

9.3           Nothing shall prevent a Party or its representatives from responding without restriction to the other Party’s breach of this Agreement, in addition to the other remedies available in connection with such breach.

10.	MISCELLANEOUS

10.1         Each signatory hereto hereby acknowledges and agrees, on behalf of itself and its affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Riot and the Company will be entitled to specific relief hereunder, including, without limitation, an injunction(s) to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in the Courts of Ontario, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

10.2         All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be sufficiently given if delivered by delivery in person or if transmitted by email to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.2):

(i)	if to the Company:

Bitfarms Ltd.

110 Yonge Street, Suite 1601

Toronto, Ontario, Canada M5C 1T4

Attention:      Ben Gagnon, Chief Executive Officer
Email:             bgagnon@bitfarms.com

with a copy (which shall not constitute notice) to:

McMillan LLP

Brookfield Place, Suite 4400

181 Bay Street

Toronto, ON M5J 2T3

Attention:      Paul Davis

Email:             paul.davis@mcmillan.ca

and to

Skadden, Arps, Slate, Meagher & Flop LLP
One Manhattan West
New York, NY 10001

Attention:      Christopher Barlow

Email:             christopher.barlow@skadden.com

and to

Peterson McVicar LLP

18 King St E Suite 902

Toronto, ON  M5C 1C4

Attention:      Dennis Peterson
Email:             dhp@petelaw.com

(ii)	if to Riot:

Riot Platforms, Inc.

3855 Ambrosia Street, Suite 301

Castle Rock, CO 80109

Attention:      Jason Les, Chief Executive Officer
Email:             jles@riot.inc

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:      Adam Givertz
Email:             agivertz@paulweiss.com

and to

Davies Ward Phillips & Vineberg LLP

155 Wellington Street West

Toronto, ON M5V 3J7

Attention:      Vincent Mercier
Email:             vmercier@dwpv.com

10.3         This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The signatories hereto hereby irrevocably agree to submit any dispute or proceeding in connection with this Agreement to the exclusive jurisdiction of the Commercial List of the Ontario Superior Court of Justice, and further agrees that service of any process, petition, application, notice or document by registered mail to the respective addresses set forth in Section 10.2 will be effective service of process for any such action, suit or proceeding brought against any signatory hereto in any such court. Each signatory hereto, on behalf of itself and its affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the Commercial List of the Ontario Superior Court of Justice, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

10.4         This Agreement constitutes the entire agreement between the signatories hereto and supersedes and replaces any and all other agreements, arrangements or understandings between or among them.

10.5         Each signatory hereto agrees to execute and deliver all such documents and to do all such other acts and things as may be reasonably necessary from time to time to give full effect to the provisions and intent of this Agreement.

10.6         This Agreement and the rights of the parties hereto may not be assigned by any Party without the prior written consent of the other Party. All the terms and provisions of this Agreement shall be binding upon and shall enure to the benefit of the signatories hereto and their respective successors and permitted assigns.

10.7         Each Party will pay for its or his own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including the fees and expenses of legal counsel, financial advisors, accountants, consultants and other professional advisors.

10.8         This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document. Each signatory hereto shall be entitled to rely on delivery of an electronic copy of this Agreement, and acceptance by any Party of an electronic copy of this Agreement shall create a legal, valid and binding agreement between and among the signatories hereto in accordance with the terms hereof.

10.9         Time shall be of the essence hereof.

10.10       Each signatory hereto acknowledges that it has been advised to seek independent legal advice with respect to this Agreement and the signatory has either obtained such advice or consciously determined that it does not need such advice and that, in either case, it is entering into this Agreement of its own free will, under no compulsion or duress and that it understands and is aware of the terms and conditions hereof.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this agreement as of the 23rd day of September, 2024.

BITFARMS LTD.

By:	/s/ Brian Howlett
Name: Brian Howlett
Title: Chair

RIOT PLATFORMS, INC.

By:	/s/ Jason Les
Name: Jason Les
Title: Chief Executive Officer

SCHEDULE “A”

See attached.

Bitfarms and Riot Announce Settlement

- Andrés Finkielsztain Steps Down from Board -

- Bitfarms Appoints Amy Freedman to Board of Directors -

- Board to Nominate an Independent Director for Election at Special Meeting -

- Standstill Agreement Through 2026 Annual Meeting -

This news release constitutes a “designated news release” for the purposes of the Company’s prospectus supplement dated March 8, 2024, to its short form base shelf prospectus dated November 10, 2023.

Toronto, Ontario and Brossard, Québec and Castle Rock, Colorado, (September 23, 2024) - Bitfarms Ltd. (NASDAQ/TSX: BITF) (“Bitfarms” or the “Company”), a global leader in vertically integrated Bitcoin data center operations, and Riot Platforms Inc. (NASDAQ: RIOT) (“Riot”), an industry leader in vertically integrated Bitcoin (“BTC”) mining, today announced that Bitfarms and Riot have entered into a settlement agreement (the “Agreement”) in advance of the Special Meeting of Bitfarms Shareholders (the “Special Meeting”) currently scheduled for November 6, 2024, which will now be held virtually.

Under the terms of the Agreement:

•	Andrés Finkielsztain has stepped down from Bitfarms’ Board of Directors (the “Board”).

•	Bitfarms has appointed Amy Freedman to its Board and the Governance and Nominating Committee and Compensation Committee of the Board, effective immediately.

•	Riot has agreed to withdraw its June 24, 2024 requisition, as amended, and to accept customary standstill provisions through the Bitfarms 2026 Annual Meeting, with certain exceptions.

•	At the Special Meeting, shareholders will be asked to approve an expansion of the Board from five members to six members, to elect an independent director nominated by the Board to serve as the sixth member of the Board, and to ratify the Company’s July 24, 2024, shareholder rights plan. Riot has agreed to vote in favour of these matters.

•	The Company has provided Riot with certain rights (subject to certain exceptions) to purchase shares of the Company provided Riot holds 15% or more of the outstanding common shares of the Company.

As a result of the agreement to nominate an additional director for election at the Special Meeting, the Special Meeting may be delayed, but in no event will it be held later than November 20, 2024. The Company will update its shareholders on the timing of the Special Meeting as soon as it can.

Brian Howlett, Independent Chairman of the Board, said “The Bitfarms Board is committed to effectively overseeing the execution of the Company’s strategic plan as we work to position Bitfarms to capitalize on the opportunities ahead. Additionally, we recognize the importance of refreshment and having the right mix of skills, experience and diversity, and we are always open to adding qualified candidates with valuable insights and perspectives to strengthen our Board. We are pleased to reach this agreement with Riot, which we believe is in the best interests of all Bitfarms shareholders.”

Mr. Howlett continued, “On behalf of the Board and the entire company, I thank Andrés for his invaluable contributions to Bitfarms over the last four years. He brought great insights to the boardroom with his extensive knowledge of the financial and crypto industry. We wish him well in his future endeavors. We look forward to leveraging Amy’s extensive experience advising public companies as the Board works together to enhance shareholder value.”

Ben Gagnon, Chief Executive Officer of Bitfarms, said, “We are pleased to reach this agreement with Riot and look forward to turning our full attention to executing our growth strategy. We remain focused on diversifying the business beyond Bitcoin mining into exciting and synergistic new areas like energy generation, energy trading, heat recycling and other high value revenue streams like HPC/AI.”

Jason Les, Chief Executive Officer of Riot, said, “This agreement represents a significant step to advance shareholder value creation at our respective companies and we are pleased to have reached this constructive resolution with Bitfarms. As Bitfarms’ largest shareholder, we look forward to supporting a reconstituted Bitfarms Board and continued engagement with management.”

A copy of the Agreement will be filed on Form 6-K with the U.S. Securities and Exchange Commission (“SEC”) and will be posted to the Company’s SEDAR+ profile at www.sedarplus.ca.

About Amy Freedman

Amy is a corporate governance and public capital markets expert with over 25 years of experience. She is currently an advisor to Ewing Morris and Co. Investment Partners, an alternative asset manager with both equity and credit strategies. In her role, Amy spearheads the fund’s engagement investment opportunities. Previously, she was CEO of Kingsdale Advisors, a leading shareholder services and advisory firm specializing in strategic and defensive advisory, governance advisory, proxy and voting analytics and investor communications. Ms. Freedman has spent over 15 years in capital markets as an investment banker with global firms including Stifel Financial Corp. (NYSE: SF) and Morgan Stanley (NYSE: MS).

Ms. Freedman is currently a director on the boards of Mandalay Resources Corporation (TSX: MND, OTCQB: MNDJF), Irish Residential Properties REIT plc (ISE: IRES) and American Hotel Income Properties REIT (TSX: HOT.UN, HOT.U). She holds an MBA and a JD from the University of Toronto.

About Bitfarms Ltd.

Founded in 2017, Bitfarms is a global vertically integrated Bitcoin mining data center company that contributes its computational power to one or more mining pools from which it receives payment in Bitcoin. Bitfarms develops, owns, and operates vertically integrated mining facilities with in-house management and company-owned electrical engineering, installation service, and multiple onsite technical repair centers. The Company’s proprietary data analytics system delivers best-in-class operational performance and uptime.

Bitfarms currently has 12 operating Bitcoin data centers and two under development situated in four countries: Canada, the United States, Paraguay, and Argentina. Powered predominantly by environmentally friendly hydro-electric and long-term power contracts, Bitfarms is committed to using sustainable and often underutilized energy infrastructure.

To learn more about Bitfarms’ events, developments, and online communities:

www.bitfarms.com

https://www.facebook.com/bitfarms/

https://twitter.com/Bitfarms  io

https://www.instagram.com/bitfarms/

https://www.linkedin.com/company/bitfarms/

About Riot Platforms, Inc.

Riot’s (NASDAQ: RIOT) vision is to be the world’s leading Bitcoin-driven infrastructure platform. Our mission is to positively impact the sectors, networks and communities that we touch. We believe that the combination of an innovative spirit and strong community partnership allows Riot to achieve best-in-class execution and create successful outcomes.

Riot, a Nevada corporation, is a Bitcoin mining and digital infrastructure company focused on a vertically integrated strategy. Riot has Bitcoin mining operations in central Texas and electrical switchgear engineering and fabrication operations in Denver, Colorado.

For more information, visit www.riotplatforms.com.

Cautionary Statement

Trading in the securities of the Company should be considered highly speculative. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. Neither the Toronto Stock Exchange, Nasdaq, or any other securities exchange or regulatory authority accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

This news release contains certain “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) that are based on expectations, estimates and projections as at the date of this news release and are covered by safe harbors under Canadian and United States securities laws. The statements and information in this release regarding the strength and positive outcome of board of director renewal, the date of the Special Meeting, the merits and potential of the Company’s growth plan and diversification strategy, other growth opportunities and prospects, statements regarding future growth, plans and objectives of the Company and the maximization of shareholder value, are forward-looking information. Any statements that involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “budget”, “scheduled”, “forecasts”, “estimates”, “prospects”, “believes” or “intends” or variations of such words and phrases or stating that certain actions, events or results “may” or “could”, “would”, “might” or “will” be taken to occur or be achieved) are not statements of historical fact and may be forward-looking information.

This forward-looking information is based on assumptions and estimates of management of the Company and Riot, as applicable, at the time they were made, and involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Such factors include, among others, various risks relating to the operations and business of the Company, the future performance, liquidity and financial position of the Company and Riot, and uncertainties as to timing of the Special Meeting or the outcome. For further information concerning these and other risks and uncertainties, refer to (i) the Company’s filings on www.sedarplus.ca (which are also available on the website of the SEC at www.sec.gov), including the MD&A for the year-ended December 31, 2023, filed on March 7, 2024 and the MD&A for the three and six months ended June 30, 2024 filed on August 8, 2024, and (ii) Riot’s filings with the SEC, including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of Riot’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 23, 2024, and the other filings Riot has made or will make with the SEC after such date, copies of which may be obtained from the SEC’s website at www.sec.gov. Although the Company and Riot have attempted to identify important factors that could cause actual results to differ materially from those expressed in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended, including factors that are currently unknown to or deemed immaterial by the Company. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on any forward-looking information. The Company undertakes no obligation to revise or update any forward-looking information other than as required by law.

Investor Relations Contacts:

For Bitfarms:

Bitfarms

Tracy Krumme

SVP, Head of IR & Corp. Comms.

+1 786-671-5638

tkrumme@bitfarms.com

Innisfree M&A Incorporated

Gabrielle Wolf / Scott Winter

+1 212-750-5833

Laurel Hill Advisory Group

1-877-452-7184

+1 416-304-0211

assistance@laurelhill.com

For Riot:

Phil McPherson

303-794-2000 ext. 110

IR@Riot.Inc

Media Contacts:

For Bitfarms:

U.S.: Joele Frank, Wilkinson Brimmer Katcher

Dan Katcher or Joseph Sala

+1 212-355-4449

Québec: Tact

Louis-Martin Leclerc

+1 418-693-2425

lmleclerc@tactconseil.ca

For Riot:

Longacre Square Partners

Joe Germani / Dan Zacchei

jgermani@longacresquare.com / dzacchei@longacresquare.com